INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors
China Security & Surveillance Technology, Inc.
We consent to the incorporation by reference in the Registration Statement of China Security & Surveillance Technology, Inc. on File No. 333-140780 (Form S-8), of our Report of Independent Registered Public Accounting Firm, dated September 1, 2005, with respect to the financial statements of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.), which appears on page F-3 in the December 31, 2006 annual report on Form 10-K.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 20, 2007